EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BLUE DOLPHIN REPORTS RECORD FIRST QUARTER 2023 FINANCIAL RESULTS;
RESULTS DRIVEN BY STRONG REFINING MARGINS

•	Reported gross profit of $20.5 million for the first quarter 2023, an increase of $13.9 million, or 210%, compared to the first quarter of 2022.
•	Reported refining gross profit of $18.3 million, an increase of $12.6 million, or 223%, compared to the first quarter of 2022.
•	Reported net income of $16.8 million, or $1.12 per share, an increase of $13.3 million, or $0.85 per share, compared to the same period a year earlier.
•	Generated $13.8 million in cash flow from operations during the first quarter of 2023.

Houston, May 16, 2023 / Issuer Direct / -- Blue Dolphin Energy Company (“Blue Dolphin”) (OTCQX:BDCO), an independent refiner and marketer of petroleum products in the Eagle Ford Shale region, announced its financial results for the first quarter of 2023. Blue Dolphin reported gross profit of $20.5 million for the three months ended March 31, 2023 compared to gross profit of $6.6 million for the three months ended March 31, 2022.  Refining gross profit totaled $18.3 million for the first quarter of 2023 compared to refining gross profit of $5.7 million for the same period a year earlier, representing an increase of $12.6 million, or 223% (see below for a reconciliation of gross profit by segment).

Net income increased $13.3 million, from $3.5 million for the first quarter of 2022 to $16.8 million for the first quarter of 2023. On a per share basis, net income increased $0.85 per share, from $0.27 per share for the first quarter 2022 to $1.12 per share for the first quarter of 2023.

“During the first quarter of 2023, we continued to build on the momentum generated in 2022 by capturing favorable refining margins.  As a result, we delivered very strong financial results,” said Jonathan P. Carroll, Chief Executive Officer of Blue Dolphin Energy Company. “While we are proud of our results for the quarter, we remain cautious based on the macroeconomic outlook.  We continue optimizing our balance sheet, and we will continue to focus on expense management, operational excellence initiatives, and renewable energy opportunities.”

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Results of Operations

	Three Months Ended
	March 31,
	2023	2022
	(in thousands)

Revenue from operations
Refinery operations	$114,640	$109,757
Tolling and terminaling	2,021	926
Total revenue from operations	116,661	110,683

Total cost of goods sold	(96,157)	(104,077)

Gross profit	20,504	6,606

Total cost of operations	(2,175)	(1,495)

Income from operations	18,329	5,111

Total other expense	(1,330)	(1,592)

Income before income taxes	16,999	3,519
Income tax expense	(246)	$(41)
Net income	$16,753	$3,478

Income per common share
Basic	$1.12	$0.27
Diluted	$1.12	$0.27

Reconciliation of Segment Gross Profit

	Three Months Ended March 31,
	2023	2022	2023	2022	2023	2022	2023	2022
	Refinery Operations		Tolling and Terminaling		Corporate and Other		Total
	(in thousands)

Revenue	$114,640	$109,757	$2,021	$926	$-	$-	$116,661	$110,683
Intercompany processing fees	(576)	(653)	576	653	-	-	-	-
Cost of goods sold	(95,799)	(103,458)	(358)	(619)	-	-	(96,157)	(104,077)
Gross profit	18,265	5,646	2,239	960	-	-	20,504	6,606
Other operating and general and administrative expenses(1)	(478)	(282)	(470)	(70)	(530)	(442)	(1,478)	(794)
Depreciation and amortization	(304)	(307)	(342)	(342)	(51)	(52)	(697)	(701)
Interest and other non-operating expenses, net	(677)	(717)	(470)	(418)	(183)	(457)	(1,330)	(1,592)
Income (loss) before income taxes	16,806	4,340	957	130	(764)	(951)	16,999	3,519
Income tax expense	-	-	-	-	(131)	(41)	(246)	(41)
Net income (loss)	$16,806	$4,340	$957	$130	$(895)	$(992)	$16,753	$3,478

(1)	Other operating and general and administrative expenses within refinery operations include the LEH operating fee, related party and accretion of asset retirement obligations.

Financial Position, Liquidity, and Working Capital

As of March 31, 2023, Blue Dolphin had $12.5 million of cash and cash equivalents compared to $0.5 million at December 31, 2022.  Blue Dolphin had $13.9 million and $45.2 million in working capital deficits at March 31, 2023 and December 31, 2022, respectively, representing a $31.3 million improvement. Excluding the current portion of long-term debt, Blue Dolphin had $22.8 million and $2.1 million in working capital at March 31, 2023 and December 31, 2022, respectively, representing an improvement of $20.7 million. The significant improvement in working capital between the three month periods was primarily due to favorable refining margins and increased gross profit. Continued favorable market conditions are enabling Blue Dolphin to meet its needs through cash flow from operations.

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About Blue Dolphin

Blue Dolphin is an independent downstream energy company operating in the Gulf Coast region of the United States. Subsidiaries operate a light sweet-crude, 15,000-bpd crude distillation tower with more than 1.25 million bbls of petroleum storage tank capacity in Nixon, Texas. Blue Dolphin was formed in 1986 as a Delaware corporation and is traded on the OTCQX under the ticker symbol “BDCO”.  For additional information, visit Blue Dolphin's corporate website at http://www.blue-dolphin-energy.com.

Contact:

Jonathan P. Carroll

Chief Executive Officer and President

713-568-4725

Cautionary Statements Relevant to Forward-Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements relating to Blue Dolphin’s operations that are based on management’s current expectations, estimates and projections about the oil and gas industry. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Blue Dolphin undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For a discussion of risk factors that could cause actual results to differ materially from those in the forward-looking statements, please see the factors set forth under the heading “Risk Factors” in Blue Dolphin’s 2022 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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